Exhibit 4.4

CONFORMED COPY

AMENDMENT NO. 1 TO
CREDIT AGREEMENT

AMENDMENT NO. 1 TO CREDIT AGREEMENT (“Amendment No. 1”), dated as of November 21, 2004, by and among TPG-MD INVESTMENT, LLC, a Delaware limited liability Borrower (the “Lender”), J. CREW OPERATING CORP., a Delaware corporation (the “Borrower”), J. CREW GROUP, INC. (the “Parent”) and each of GRACE HOLMES INC., a Delaware corporation doing business as J. Crew Retail, H.F.D. NO. 55, INC., a Delaware corporation doing business as J. Crew Factory, J. CREW, INC., a New Jersey corporation, and J. CREW INTERNATIONAL, INC., a Delaware corporation, as guarantors (each a “Guarantor”) and together with any subsidiary that executes a Note Guarantee (the “Guarantors”).

WHEREAS, the Lender, the Borrower, Parent and the Guarantors have entered into financing arrangements pursuant to which the Lender has made and may make loans and advances and provide other financial accommodations to the Borrower as set forth in the Credit Agreement, dated as of February 4, 2003, by and among the Lender, the Borrower, Parent and the Guarantors (as the same now exists and may hereafter be further amended, modified, supplemented, extended, renewed, restated or replaced, the “Credit Agreement”);

WHEREAS, the Borrower, J. CREW INTERMEDIATE LLC, a Delaware limited liability company (“Intermediate”) and the Guarantors desire to enter into certain financing arrangements with one or more entities affiliated with BLACK CANYON CAPITAL LLC (collectively, “Black Canyon”) pursuant to which Borrower proposes to incur up to $325,000,000 of indebtedness under the Black Canyon Documents (as defined below), the proceeds of which will be used by the Borrower to (i) redeem in full all of the indebtedness of the Borrower arising under the 10 3/8% Senior Subordinated Notes due 2007 issued by the Borrower and (ii) to make intercompany loans to Intermediate from time to time, the proceeds of which will be used by to prepay a portion of the 16.0% Senior Discount Contingent Principal Notes due 2008 issued by Intermediate;

WHEREAS, the Borrower has requested that the Lender consent to the subordination in right of payment of the Tranche A Loan evidenced by the Tranche A Note to the indebtedness of the Borrower arising under the Black Canyon Documents; and

WHEREAS, the Lender is willing to make such amendments to the extent and subject to terms and conditions set forth herein.

NOW, THEREFORE, the Lender, the Borrower, Parent and the Guarantors hereby agree as follows:

Section 1                                               Definitions.

1.1                                 Additional Definitions. As used herein, the following terms shall have the respective meanings given to them below and the Credit Agreement shall be deemed and Section 9.01 is hereby amended to include, in addition and not in limitation of, each of the following definitions:

(a)          “Amendment No. 1” shall mean this Amendment No. 1 to the Credit Agreement by and among the Lender, the Borrower, Parent and the Guarantors, as the same now exists and may hereafter be further amended, modified, supplemented, extended, renewed, restated or replaced.

(b)         “Black Canyon Credit Agreement” shall mean the Credit Agreement, dated as of the Effective Date, between the Borrower, as borrower, the Black Canyon Guarantors, the lenders named therein and U.S. Bank National Association, as administrative agent, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

(c)          “Black Canyon Documents” shall mean, collectively the following (as the same may now or hereafter exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced):  1. the Black Canyon Credit Agreement (including any loan notes and loan guarantees issued thereunder), 2. the Black Canyon Indenture (including any notes and guarantees issued thereunder), 3. the Black Canyon Security Agreement, 4. the Black Canyon Intercreditor Agreement and 5. all other agreements, documents and instruments now or at any time hereafter executed and/or delivered by the Borrower or any other person in connection therewith.

(d)         “Black Canyon Guarantors” shall mean, collectively, the Guarantors and any subsidiary of the Borrower or its subsidiaries formed after the Effective Date, or Intermediate on or after the date of the execution and delivery of the Black Canyon Indenture, that guarantees the indebtedness under the Black Canyon Credit Agreement or the Black Canyon Indenture, to the extent required to do so under the terms thereof, pursuant to the form of loan guarantee attached as Exhibit B to the Black Canyon Credit Agreement (or the equivalent form attached to the Black Canyon Indenture), and their respective successors and assigns, sometimes being referred to individually as a “Black Canyon Guarantor”.

(e)          “Black Canyon Indebtedness” shall mean indebtedness of the Borrower and the Black Canyon Guarantors incurred pursuant to the Black Canyon Documents.

(f)            “Black Canyon Indenture” shall mean the Indenture to be entered into among the Borrower, as issuer, the Black Canyon Guarantors and U.S. Bank National Association in its capacity as trustee thereunder, in the form included as an exhibit to the Black Canyon Credit Agreement.

(g)         “Black Canyon Intercreditor Agreement” shall mean the Intercreditor Agreement, dated as of the Effective Date, by and among the senior credit agent named therein, U.S. Bank National Association, as collateral agent, the Borrower, Intermediate and the Black Canyon Guarantors, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

(h)         “Black Canyon Security Agreement” shall mean the Security Agreement, dated as of the Effective Date, by the Borrower, Intermediate and the Black Canyon Guarantors in favor of U.S. Bank National Association, as collateral agent, as such Security Agreement as may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

(i)             “Closing Date” shall mean the date of the initial funding of the loans under the Black Canyon Credit Agreement.

(j)             “Effective Date” shall mean the date of the execution of the Black Canyon Credit Agreement.

1.2                                 Amendment to Definitions.  Section 9.01 is hereby by amended as follows:

(a)          The term “Senior Subordinated Notes” and the definition thereof is hereby deleted in its entirety.

(b)         The term “Senior Subordinated Notes Indenture” and the definition thereof is hereby deleted in its entirety.

1.3                                 Interpretation. For purposes of this Amendment No. 1, all terms used herein, including those terms used or defined in the recitals hereto, shall have the respective meanings assigned thereto in the Credit Agreement.

Section 2.                                            Replacement of Terms.

2.1                                 The final sentence of Section 2.01(b) is hereby amended to delete the reference to the term “Senior Subordinated Notes Indenture” contained therein and substitute the following therefor: “Black Canyon Documents”.

2.2.                              The first sentence of Section 2.02(a) is hereby amended to delete the reference to the term “Senior Subordinated Notes Indenture” contained therein and substitute the following therefor: “Black Canyon Credit Agreement or the Black Canyon Indenture, as then in effect”.

2.3                                 Section 8.03 is hereby amended to delete all references to the term “Senior Subordinated Notes Indenture” contained therein and substitute the following therefor: “Black Canyon Credit Agreement or the Black Canyon Indenture, as then in effect”.

Section 3.                                            Subordination.

3.1                                 Section 6.01 of the Credit Agreement is hereby deleted in its entirety and the following is substituted therefor:

“SECTION 6.01              Agreement to Subordinate.

(a) The Borrower agrees, and the Lender agrees, that the payment of the Loans evidenced by the Notes is subordinated on the same terms and to the same extent as Black Canyon Indebtedness in right of payment to the prior payment in full of all Senior Debt (as defined in the Black Canyon Credit Agreement or the Black Canyon Indenture, as then in effect) (whether outstanding on the Closing Date or created, incurred, assumed or guaranteed thereafter), and that the subordination is for the benefit of the holders of Senior Debt of the Borrower.

(b) The Borrower agrees, and the Lender agrees with regard to the Tranche A Loan, as evidenced by the Tranche A Note, that the payment of the Tranche A Loans, as evidenced by the Tranche A Note, is subordinated in right of payment, to the extent and in the manner provided in the remainder of this Article VI, to the prior payment in full in cash of Black Canyon Indebtedness (whether outstanding on the Closing Date or created, incurred, assumed or guaranteed thereafter), and that this subordination is for the benefit of the holders of Black Canyon Indebtedness.

(c) In the case of the Tranche B Loan, as evidenced by the Tranche B Note, such Tranche B Loan, as evidenced by the Tranche B Note, ranks and will rank at all times pari passu with Black Canyon Indebtedness.

SECTION 6.02                    Liquidation; Dissolution; Bankruptcy.

With regard to the Tranche A Note, the holders of Black Canyon Indebtedness will be entitled to receive payment in full in cash of all Obligations (as defined in the Black Canyon Credit Agreement or the Black Canyon Indenture, as then in effect) due in respect of Black Canyon Indebtedness (including interest after the commencement of any bankruptcy proceeding at the rate that would be applicable under the terms of the documentation governing Black Canyon Indebtedness and other reasonable fees, costs or charges provided for under the Black Canyon Documents which would accrue and become due under the terms of the Black Canyon Documents but for the commencement of any case in bankruptcy, in each case as to such interest or other amounts whether or not allowed or allowable in whole or in part in such case) before the Lender will be entitled to receive any payment (by setoff or otherwise) with respect to the Tranche A Note:

(a)          in a liquidation or dissolution of the Borrower;

(b)         in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Borrower or its property;

(c)          in an assignment for the benefit of the Borrower’s creditors; or

(d)         in any marshaling of the Borrower’s assets and liabilities.

and, if any of the foregoing shall have occurred, until all Obligations with respect to Black Canyon Indebtedness are paid in full in cash, any payment or distribution to which the Lender would be entitled with respect to the Tranche A Note shall be made to the holders of Black Canyon Indebtedness.

SECTION 6.03                    Default On Black Canyon Indebtedness.

(a) The Borrower shall not make any payment (by setoff or otherwise) in respect of the Tranche A Note if (i) a default in the payment of the principal or premium, if any, or interest on Black Canyon Indebtedness occurs and is continuing beyond any applicable grace period or (ii) any other default occurs and is continuing with respect to Black Canyon Indebtedness that permits holders of Black Canyon Indebtedness to accelerate their maturity, and the Lender receives a notice of such default (a “Payment Blockage Notice”) from the holders of Black Canyon Indebtedness or any agent or trustee for such holders.  Payments on the Tranche A Note may and shall be resumed (a) in the case of a payment default, upon the date on which such default is cured or waived and (b) in case of a nonpayment default, the earlier of the date on which such nonpayment default is cured or waived or 179 days after the date on which the applicable Payment Blockage Notice is received, unless a payment default has occurred and is continuing (as a result of the maturity of Black Canyon Indebtedness having been accelerated).  No new period of payment blockage (other than for a payment default) may be commenced by the holders of Black Canyon Indebtedness or any agent or trustee for such holders unless and until (i) 360 days have elapsed since the effectiveness of the immediately prior Payment Blockage Notice and (ii) all scheduled payments of principal, premium, if any, and interest on the Tranche A Note that have come due have been paid in full in cash.  No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Lender shall be, or be made, the basis for a subsequent Payment Blockage Notice unless such default shall have been cured or waived for a period of not less than 90 days.

(b) Whenever the Borrower is prohibited from making any payment in respect of the Tranche A Note, the Borrower also shall be prohibited from making, directly or indirectly, any payment of any kind on account of the prepayment of the Tranche A Note.  If the Lender receives any payment or distribution that the Lender is not entitled to receive with respect to the Tranche A Note, the Lender shall be required to pay the same over to the holders of Black Canyon Indebtedness, or any representative of such holders under the indenture or other agreement (if any) pursuant to which Black Canyon Indebtedness may have been issued (the “Black Canyon Representative”), provided, however, that if the Lender shall have received a Payment Blockage Notice from the holders of Senior Debt or any agent or trustee for such holders pursuant to the application of Section 6.01(a), then such payment shall not be required to be made to such holders of Black Canyon Indebtedness or such Black Canyon Representative to the extent that the Lender shall be required to pay any such payment or distribution to the holders of Senior Debt, or any representative of such holders under the indenture or other agreement (if any) pursuant to which Senior Debt may have been issued (the “Senior Debt Representative”).

SECTION 6.04                    Acceleration of Notes.

If payment of the Tranche A Note is accelerated because of an Event of Default, the Borrower shall promptly notify holders of Black Canyon Indebtedness of the acceleration.

SECTION 6.05                    When Distribution Must Be Paid Over.

(a) In the event that the Lender receives any payment (including a payment by a Guarantor under its Note Guarantee) of any obligations with respect to the Tranche A Note at a time when the Lender has actual knowledge that such payment is prohibited by Section 6.03 hereof, such payment shall be held by the Lender, in trust for the benefit of, and shall be paid forthwith over and delivered, upon written request, to, the holders of Black Canyon Indebtedness as their interests may appear, or the Black Canyon Representative, as its interests may appear, for application to the payment of all Obligations with respect to Black Canyon Indebtedness remaining unpaid to the extent necessary to pay such Obligations in full in accordance with their terms, after giving effect to any concurrent payment or distribution to or for the holders of such Black Canyon Indebtedness, provided, however, that in the event that the Lender receives any payment (including a payment by a Guarantor under its Note Guarantee) of any obligations with respect to the Tranche A Note at a time when the Lender also has actual knowledge that such payment is prohibited pursuant to the application of Section 6.01(a) hereof, such payment shall be held by the Lender, in trust for the benefit of, and shall be paid forthwith over and delivered, upon written request, to the holders of Senior Debt or the Senior Debt Representative to the extent required by the terms of the documentation governing Senior Debt.

(b) With respect to the holders of Black Canyon Indebtedness, the Lender undertakes to perform only such obligations on the part of the Lender as are specifically set forth in this Article VI, and no implied covenants or obligations with respect to the holders of Black Canyon Indebtedness shall be read into this Credit Agreement against the Lender with respect to the Tranche A Note.

SECTION 6.06                    Notice by the Borrower.

The Borrower shall promptly notify the Lender of any facts known to the Borrower that would cause a payment of any obligations with respect to the Notes to violate this Article VI, but failure to give such notice shall not affect the subordination of the Notes to Senior Debt and Black Canyon Indebtedness as provided in this Article VI.

SECTION 6.07                    Subrogation.

After all Black Canyon Indebtedness is paid in full in cash and until the Tranche A Note is paid in full, the Lender shall be subrogated with respect to the Tranche A Note (equally and ratably with all other Indebtedness pari passu with the Tranche A Note) to the rights of holders of Black Canyon Indebtedness to receive distributions applicable to Black Canyon Indebtedness to the extent that distributions otherwise payable to the Lender with respect to the Tranche A Note have been applied to the payment of Black Canyon Indebtedness.  A distribution made under this Article VI to holders of Black Canyon Indebtedness that otherwise would have been made to the Lender with respect to the Tranche A Note is not, as between the Borrower and Lender, a payment by the Borrower on the Tranche A Note.

SECTION 6.08                    Relative Rights.

(a) This Article VI defines the relative rights of the Lender with respect to the Notes and holders of Senior Debt and Black Canyon Indebtedness.  Nothing in this Indenture shall:

(i)                       impair, as between the Borrower and the Lender, the obligations of the Borrower, which are absolute and unconditional, to pay principal of and interest on the Notes in accordance with its terms;

(ii)                    affect the relative rights of Lender and creditors of the Borrower other than their rights in relation to holders of Senior Debt and Black Canyon Indebtedness; or

(iii)                 prevent the Lender from exercising its available remedies upon a Default or Event of Default, subject to the rights of holders of Senior Debt and Black Canyon Indebtedness to receive distributions and payments otherwise payable to the holder of the Notes.

(b) If the Borrower fails because of this Article VI to pay principal of or interest on the Notes on the due date, the failure is still a Default or Event of Default.

SECTION 6.09                    Subordination May Not Be Impaired by the Borrower.

No right of any holder of Senior Debt or Black Canyon Indebtedness to enforce the subordination of the Indebtedness (as defined in the Black Canyon Credit Agreement or the Black Canyon Indenture, as then in effect) evidenced by the Notes shall be impaired by any act or failure to act by the Borrower, any subsidiary of the Borrower or the Lender or by the failure of the Borrower, any subsidiary of the Borrower or the Lender to comply with this Credit Agreement.

SECTION 6.10                    Distribution or Notice of Representative.

(a) Whenever a distribution is to be made or a notice given to holders of Black Canyon Indebtedness, the distribution may be made and the notice given to the Black Canyon Representative of such holders.

(b) Upon any payment or distribution of assets of the Borrower referred to in this Article VI, the Lender shall be entitled to rely upon any order or decree made by any court of competent jurisdiction or upon any certificate of such Black Canyon Representative or Senior Debt Representative, as the case may be, or of the liquidating trustee or agent or other Person making any distribution to the Lender for the purpose of ascertaining the Persons entitled to participate in such distribution, the holders of Black Canyon Indebtedness and Senior Debt and other Indebtedness of the Borrower, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Article VI.

SECTION 6.11                    Amendments.

Any amendment to the provisions of this Article VI shall require the consent of (a) the majority of the holders of Black Canyon Indebtedness if such amendment would adversely affect the rights of the holders of such Black Canyon Indebtedness then outstanding (or any group or representative thereof authorized to give such consent) and (b) the majority of the holders of Senior Debt if such amendment would adversely affect the rights of the holders of such Senior Debt then outstanding (or any group or representative thereof authorized to give such consent).

SECTION 6.12                    Reliance by Holders of Senior Debt on Subordination Provisions.

The Lender acknowledges and agrees that the foregoing subordination provisions are, and are intended to be, with respect to the Notes, an inducement and a consideration to each holder of any Senior Debt or Black Canyon Indebtedness, whether such Senior Debt or Black Canyon Indebtedness was created or acquired before or after funding of the Loans, to acquire and continue to hold, or to continue to hold, such Senior Debt or Black Canyon Indebtedness and such holder of such Senior Debt or Black Canyon Indebtedness shall be deemed conclusively to have relied on such subordination provisions in acquiring and continuing to hold, or in continuing to hold, such Senior Debt or Black Canyon Indebtedness.”

Section 4                                               Exhibits.

4.1                                 Exhibit A (the form of the Tranche A Note) is hereby amended by deleting the fourth paragraph therein in its entirety and substituting the following therefor:

“The payment of the Loan evidenced by this Note is subordinated in accordance with the provisions of Article VI of the Credit Agreement in right of payment to the prior payment in full in cash of Senior Debt (as defined in the Black Canyon Credit Agreement or the Black Canyon Indenture, as then in effect) and Black Canyon Indebtedness (whether outstanding on the Closing Date or created, incurred, assumed or guaranteed thereafter), and that this subordination is for the benefit of the holders of Senior Debt and Black Canyon Indebtedness.”

4.2                                 Exhibit B (the form of the Tranche B Note) is hereby amended by deleting the fourth paragraph therein in its entirety and substituting the following therefor:

“The payment of the Loan evidenced by this Note is subordinated in accordance with the provisions of Article VI of the Credit Agreement on the same terms and to the same extent as Black Canyon Indebtedness in right of payment to the prior payment in full of all Senior Debt (as defined in the Black Canyon Credit Agreement or the Black Canyon Indenture, as then in effect) (whether outstanding on the Closing Date or created, incurred, assumed or guaranteed thereafter), and that this subordination is for the benefit of the holders of Senior Debt of the Borrower.  The payment of the Loan evidenced by this Note ranks and will rank at all times pari passu with Black Canyon Indebtedness.”

Section 5                                               Effectiveness.

5.1                                 This Amendment shall become effective on the Closing Date.

Section 6                                               Miscellaneous.

6.1                                 Effect of this Amendment. Except as modified pursuant hereto, no other changes or modifications to the Credit Agreement are intended or implied, and in all other respects, the Credit Agreement is hereby specifically ratified, restated and confirmed by all parties hereto as of the effective date of this Amendment No. 1 in accordance with Section 5.  The Credit Agreement and this Amendment No. 1 shall be read and construed as one agreement. To the extent of conflict between the terms of this Amendment and the Credit Agreement, the terms of this Amendment No. 1 shall control.

6.2                                 Further Assurances. The parties hereto shall execute and deliver such additional documents and take such additional actions as may be necessary to effectuate the provisions and purposes of this Amendment No. 1.

6.3                                 Governing Law. The rights and obligations hereunder of each of the parties hereto shall be governed by and interpreted and determined in accordance with the laws of the State of New York without regard to principals of conflicts of law or other rule of law that would result in the application of the law of any jurisdiction other than the laws of the State of New York.

6.4                                 Binding Effect. This Amendment No. 1 shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors and assigns.

6.5                                 Counterparts. This Amendment No. 1 may be executed in any number of counterparts, but all of such counterparts shall together constitute but one and the same agreement. In making proof of this Amendment No. 1, it shall not be necessary to produce or account for more than one counterpart thereof signed by each of the parties thereto.  Delivery of an executed counterpart of this Amendment No. 1 by telefacsimile shall have the same force and effect as delivery of an original executed counterpart of this Amendment No. 1.  Any party delivering an executed counterpart of this Amendment No. 1 by telefacsimile also shall deliver an original executed counterpart of this Amendment No. 1, but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Amendment No. 1 as to such party or any other party.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to be duly executed and delivered by their authorized officers as of the date and year first above written.

TPG-MD INVESTMENT, LLC
as Lender

By:	/s/ Richard A. Ekleberry

Title:	Vice President

J. CREW OPERATING CORP.

By:	/s/ Amanda J. Bokman

Title:	Chief Financial Officer

J. CREW GROUP, INC

By:	/s/ Amanda J. Bokman

Title:	Chief Financial Officer

GRACE HOLMES, INC. d/b/a J. CREW RETAIL

By:	/s/ Amanda J. Bokman

Title:	Chief Financial Officer

H.F.D. NO. 55, INC. d/b/a J. CREW FACTORY

By:	/s/ Amanda J. Bokman

Title:	Chief Financial Officer

J. CREW INC.

By:	/s/ Amanda J. Bokman

Title:	Chief Financial Officer

J. CREW INTERNATIONAL, INC.

By:	/s/ Nicholas P. Lamberti

Title:	VP Controller